Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-41343) on Form S-8 of our report dated June 28, 2021, with respect to the statements of net assets available for benefits of SEI Capital Accumulation Plan as of December 31, 2020 and 2019, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements), and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2020 which report appears in the December 31, 2020 annual report on Form 11-K of SEI Capital Accumulation Plan.

/s/ KPMG LLP
Philadelphia, Pennsylvania
June 28, 2021

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